EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT TO
               RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
                             OF CYTOGEN CORPORATION



         CYTOGEN CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Company adopted the following resolutions on September 25, 2002, as modified by the Board of Directors on October 25, 2002, with respect to the amendment and restatement of Article V of the Company's Restated Certificate of Incorporation, as amended (the "Charter Amendment"):

         NOW, THEREFORE, BE IT RESOLVED, that Article V of the Restated Certificate of Incorporation, as amended, be amended in its entirety to read as follows:

         "FIFTH: A. Total Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Thirty Million Four Hundred Thousand (30,400,000) shares, of which Twenty Five Million (25,000,000) shall be shares of Common Stock, $.01 par value per share ("Common Stock"); and Five Million Four Hundred Thousand (5,400,000) shares shall be Preferred Stock, $.01 par value per share ("Preferred Stock").

         B. Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters on which holders of Common Stock shall be entitled to vote.

         C. Preferred Stock. The Board of Directors of the Corporation is authorized to cause the Preferred Stock to be issued in one or more series, with such voting powers, full or limited, or not voting powers, and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The Board of Directors of the Corporation is expressly authorized to adopt such resolution or resolutions and to issue such stock as may be desirable.

         D. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the outstanding shares of Common Stock and Preferred Stock pari passu.

         E. Reverse Stock Split. At the time this amendment becomes effective (the "Effective Date"), each share of Common Stock issued and outstanding immediately prior to the Effective Date (referred to in this Paragraph E as the "Old Common Stock") automatically and without any action on the part of the holder thereof will be reclassified and changed into one-tenth of a share of Common Stock, par value $.01 per share (referred to in this Paragraph E as the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") will be entitled to receive, upon surrender of such Old


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Certificates to the corporation for cancellation,  a certificate or certificates
(the "New Certificate", whether one or more) representing the number of whole shares (rounded down to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the corporation. In lieu of any such fractional shares of New Common Stock, each stockholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Corporation for cancellation, an amount in cash equal to the product of
(i) the closing trading price of the Corporation's Common Stock on the trading date immediately before the Effective Date and (ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of nine-tenths of one share of New Common Stock. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the One Cent ($.01) par value of each such share."

         SECOND: That pursuant to resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by the General Corporation Law of the State of Delaware were voted in favor of the Charter Amendment.

         THIRD: That said Charter Amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.



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         IN WITNESS WHEREOF,  Cytogen Corporation has caused this Certificate to be signed by H. Joseph Reiser, its Chief Executive Officer and President, this 25th day of October, 2002.

                                CYTOGEN CORPORATION



                                By:     /s/ H. Joseph Reiser
                                        ----------------------------------------
                                        Name:  H. Joseph Reiser, Ph.D.
                                        Title:    President and Chief Executive
                                        Officer